UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

825 Great Northern Boulevard, Expedition Block, Suite 304, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Bakken Resources, Inc. recently completed a purchasing program that acquired certain royalty interests in the Eagle Ford basin in Texas and in the Haynesville basin in Louisiana. There were nine acquisitions in total that were completed between December 5 and December 14, 2017, with an aggregate purchase price of $320,410. These acquisitions were facilitated by EnergyNet.com (EnergyNet), a mineral rights auction house based in Amarillo, Texas.

EnergyNet hosts a well-known industry online auction house for the buying and selling of mineral rights. EnergyNet’s listed auctions relate primarily to assets located in the continental United States. Sellers post properties on the EnergyNet online portal and potential buyers are invited to bid on such properties. Sellers also generally include additional information regarding the assets to assist in the diligence of such assets. Potential buyers are also permitted to contact the Sellers directly for questions prior to the close of the auction. Sellers may set certain minimum, or reserve prices, that bidders must reach in order to successfully purchase the properties in question. Sellers make certain representations relating to the properties that are posted for auction, but Buyers generally assume title risk on the properties and are encouraged to conduct diligence

Exhibit 99.1 contains the primary standard form documents entered into between buyers and sellers of properties listed on EnergyNet.

Item 8.01 Other Events

Bakken Resources, Inc. issued a press release dated December 20, 2017, which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	EnergyNet Standard Form Auction Agreements.

Exhibit 99.2	Press release issued by Company dated December 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
December 20, 2017